FOR IMMEDIATE RELEASE

August 12, 2010

Patient Portal Technologies, Inc. Announces Strong Financial Results and Business Activity for Second Quarter 2010

Baldwinsville, NY, August 12, 2010 - Patient Portal Technologies, Inc. (OTCBB: PPRG) (Patient Portal) announced today financial results for the first second quarter of fiscal 2010 ending June 30, 2010.

The Company reported another strong quarter with significant increases in all profit measurements. New business opportunities also continue to be strong with over $45 million of new multi-year contract proposals provided to over twenty hospitals during the first six months of 2010. Much of this new opportunity is attributable to the Company’s Total Satisfaction Platform which has been widely accepted as a solution to assist hospitals improve patient satisfaction.

Net revenues for the second quarter and the six month period ended June 30, 2010 were approximately $2.6 million and $ 5.2 compared to $2.6 million and $5.2 million for the same periods last year. Revenue growth from new business is expected for the second half of 2010 as there are presently four new contracts in process representing over $1 million in new revenue annually.

The company reported operating income of $49,000 for the six month period ending June 30, 2010 compared to a loss of $286,000 for the same period last year.  The six month net loss, before restructuring charges and non cash preferred dividend was $116,000 compared to $1.2 million for the same period last year, an improvement of over $1 million.

EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization)

Subtracting interest, taxes, depreciation and amortization from the Company’s net loss results in an EBITDA measurement. Management utilizes the EBITDA measurement as it reflects the Company’s operating performance before these deductions which can mask true performance due to the nature of previous hospital contract acquisitions which tend to inflate amortization and depreciation expenses. We believe that this information is useful for investors to fully understand the entire operating performance of the business.

The Company’s EBITDA improved 101% over the same six month period of 2009, from $444,000 to $892,000 in 2010.

EBITDA is calculated by taking the Company’s net loss before taxes of $115,000 and adding back the interest, taxes, depreciation and amortization of approximately $1 million, which resulted in EBITDA of approximately $892,000 for 2010 compared to approximately $444,000 for the same period of 2009.

Additionally, cash income, EBITDA less interest expense, increased over 275% from the same period of 2009 from a loss of $431,000 to income of $732,000, an improvement of approximately $1.2 million.

OVERALL

New business demand for the Total Satisfaction Platform continues to be strong and management expects the trend to continue throughout remainder of the year. The Company released its new web based information analysis tool and improved welcome channel platform during the second quarter of 2010 and will continue to improve its service offering as a key part of its growth plan. Company CEO, Kevin Kelly commented, “We are very pleased with the progress we are making and the significant amount of new business opportunity being pursued. With the backlog of outstanding proposals we expect our business to get increasingly stronger over the coming months. Our innovative Total Satisfaction Platform is providing us with a clear market distinction for our services”.

Patient Portal Technologies, Inc. is a Total Satisfaction company, assisting hospitals to improve the patient’s experience before, during and after their hospital stay. The company provides its products and solutions to hospitals and healthcare facilities throughout the entire United States

To view the website and obtain Company information, go to http://www.patientportal.com.

Patient Portal Investor Relations Contact:

          Vanessa Loysen
          Patient Portal Investor Relations
          (315) 638-6708